Exhibit 3.1

TEXT OF AMENDED AND RESTATED PARAGRAPH A OF ARTICLE III

OF THE ARTICLES OF INCORPORATION

A.        Common Stock

The Common Stock shall consist of two classes of stock: (i) 45,000,000 shares of Class A Voting Common Stock, par value $1.00 per share (the "Voting Common Stock") and (ii) 8,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share (the "Non-Voting Common Stock").

Unless otherwise indicated, references to "sections" or "subsections" in this Paragraph A of this Article III refer to sections and subsections of this Paragraph A of this Article III.

1.         General

(a)        The dividend, liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any classes or series of Preferred Stock. Except as set forth below, all shares of Common Stock (whether Voting Common Stock or Non-Voting Common Stock) will be identical and will entitle the holders thereof to the same rights and privileges.

(b)        Definitions. For purposes of this Paragraph A of this Article III, the following terms shall have the meanings indicated:

(i)       "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, including as such term is defined in Section 2(k) of the federal Bank Holding Company Act of 1956, as amended. For the purposes of this definition, "control" when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

(ii)      "Beneficially own," "beneficial owner" and "beneficial ownership" and similar terms are defined in Rules 13d-3 and 13d-5 of the Exchange Act.

(iii)     "Business Day" means any day other than a Saturday or Sunday, a day on which, in the County of Miami-Dade, State of Florida, banking institutions generally are authorized or obligated by law or executive order to be closed.

(iv)     "Conversion Agent" means the Transfer Agent acting in its capacity as conversion agent for the shares of the Non-Voting Common Stock, and its successors and assigns.

(v)      "Conversion Date" means, with respect to any given share of Non-Voting Common Stock, the date on which such share of Non-Voting Common Stock has been converted pursuant to Section 3(c)(i).

(vi)     "Converted Stock Equivalent Amount" means, for each share of Non-Voting Common Stock, one[1] share of Voting Common Stock; provided that if, after issuance of any Non-Voting Common Stock, the Corporation subdivides or splits its outstanding shares of Voting Common Stock, including by way of a dividend or distribution of Voting Common Stock, or combines its outstanding shares of Voting Common Stock into a lesser number of shares, the "Converted Stock Equivalent Amount" with respect to such issued and outstanding shares of Non-Voting Common Stock shall be proportionately adjusted as if such action applied to the shares of Voting Common Stock represented by the Converted Stock Equivalent Amount.

(vii)    "DTC" shall have the meaning set forth in Section 3(c)(ii).

(viii)   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(ix)     "Holder" means the Person in whose name shares of the Voting Common Stock or the Non-Voting Common Stock, as the case may be, are registered, who may be treated by the Corporation, Transfer Agent, registrar, paying agent and Conversion Agent as the absolute owner of such stock for all purposes.

(x)      "Liquidation Event" means any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

(xi)     "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(xii)    "Senior Stock" means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to the Voting Common Stock and the Non-Voting Common Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding-up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

(xiii)   "Transfer" means any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise).

(xiv)   "Transfer Agent" means initially the Corporation acting as transfer agent, registrar, paying agent and Conversion Agent and its successors and assigns and thereafter any Person appointed by the Corporation as Transfer Agent.

(xv)    "Transfer Certification" shall have the meaning set forth in Section 3(c)(ii).

(xvi)   "Voting Group" has the meaning set forth in Section 607.01401(78), Florida Business Corporation Act.

(xvii)  "Voting Securities" means capital stock of the Corporation that is then entitled to vote generally in the election of directors of the Corporation.

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[1] The amendment changed the conversion ratio from 0.2 to one.

2.         Voting Common Stock

(a)        Voting Rights. The Holders of record of the Voting Common Stock are entitled to one (1) vote per share on all matters to be voted on by the Corporation's shareholders; provided, that, except as otherwise required by law, Holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to any provision of these Articles of Incorporation that relates solely to the terms of one or more outstanding classes or series of Preferred Stock or the Non-Voting Common Stock if these Articles of Incorporation provide that only the holders of one or more classes or series of stock of the Corporation not including the Voting Common Stock are entitled to vote thereon.

(b)        Dividends. Dividends may be declared and paid on the Voting Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors of the Corporation (the "Board of Directors") in its sole discretion, subject to applicable provisions of Federal and Florida law and of these Articles of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Non-Voting Common Stock and any shares of Preferred Stock authorized, issued and outstanding hereunder.

(c)        Liquidation Rights.

(i)         Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and after any payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation's shareholders shall be distributed pro rata among (A) the Holders of Voting Common Stock, (B) the Holders of Non-Voting Common Stock (with each such Holder of Non-Voting Common Stock being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Non-Voting Common Stock immediately prior to such Liquidation Event), and (C) the Holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(ii)        Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 2(c), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation Event.

3.         Non-Voting Common Stock

(a)        Dividends.

(i)         General. Each share of Non-Voting Common Stock shall be entitled to receive, if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Voting Common Stock equal to the Converted Stock Equivalent Amount (rounding any fractional shares resulting from such computation to the nearest whole number), such that no share of Voting Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made with respect to each share of Non-Voting Common Stock, taking into account any adjustment to the Converted Stock Equivalent Amount as provided herein; provided, that the foregoing shall not apply to any dividend or distribution payable in Voting Common Stock that results in an adjustment in the Converted Stock Equivalent Amount, as set forth in Section 1(b)(vi) in the definition of "Converted Stock Equivalent Amount." The Corporation shall not declare a dividend or distribution on the shares of the Voting Common Stock unless a dividend or distribution (as described above) is also declared on the shares of Non-Voting Common Stock in accordance with this Section 3(a)(i). Notwithstanding anything set forth in this Section 3(a)(i), if any dividend or distribution is payable in rights or warrants to subscribe for Voting Common Stock or purchase Voting Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Non-Voting Common Stock shall consist of an identical right or warrant, except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Non-Voting Common Stock equal to the number of shares of Voting Common Stock that would otherwise be subject to such right or warrant. The Non-Voting Common Stock shall have no fixed dividend rate. Each declared dividend or distribution shall be payable to the Holders of record of Non-Voting Common Stock at the same time as dividends or distributions are payable to the Holders of record of Voting Common Stock. The record dates for dividends or distributions to the Holders of Non-Voting Common Stock shall be the same as the record dates for the Voting Common Stock, and vice-versa. The Corporation shall not declare or pay a dividend or distribution to the Holders of the Non-Voting Common Stock other than as expressly provided in this Section 3(a)(i).

(ii)        Priority of Dividends. The Non-Voting Common Stock shall rank junior with regard to dividends to the Senior Stock. The Non-Voting Common Stock shall have the same priority, with regard to dividends, as the Voting Common Stock.

(b)        Liquidation Rights.

(i)         Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and after any payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation's shareholders shall be distributed pro rata among (A) the Holders of Voting Common Stock, (B) the Holders of Non-Voting Common Stock (with each such Holder of Non-Voting Common Stock being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Non-Voting Common Stock immediately prior to such Liquidation Event), and (C) the Holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(ii)        Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 3(b), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation Event.

(c)        Transfers and Conversion.

(i)         Transfers; Conversion Upon Certain Transfers. The Non-Voting Common Stock may be Transferred only: (A) to an Affiliate of the Holder of Non-Voting Common Stock or to the Corporation; (B) pursuant to a widespread public distribution of Common Stock (including a transfer to an underwriter for the purpose of conducting a widespread public distribution or pursuant to Rule 144 under the Securities Act of 1933, as amended); (C) if no transferee (or group of associated transferees) would receive 2% or more of any class of Voting Securities or (D) to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferor.

Each share of Non-Voting Common Stock shall automatically convert into a number of shares of Voting Common Stock equal to the Converted Stock Equivalent Amount immediately following a Transfer of the type described in clauses (B), (C) or (D) of this Section 3(c)(i). Each certificate representing shares of Non-Voting Common Stock in respect of which a conversion has occurred in accordance with this Section 3(c)(i) shall be deemed to represent the number of shares of Voting Common Stock into which such shares of Non-Voting Common Stock have so converted.

(ii)        Transfer Procedures. Upon the physical surrender to the Corporation (or, if the Transfer Agent is not the Corporation, the Transfer Agent) of the certificate representing shares of Non-Voting Common Stock converted pursuant to Section 3(c)(i) above, together with a written certification to the effect that such shares are being Transferred in accordance with clauses (B), (C) or (D) of Section 3(c)(i) above (a "Transfer Certification"), the Corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered as the Holder of Non-Voting Common Stock making the transfer may request, representing the aggregate number of shares of Voting Common Stock issued upon conversion of the shares of Non-Voting Common Stock being Transferred (provided that, if the transfer agent for the Common Stock is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, the Transfer Agent shall instead credit such number of full Voting Common Stock to such transferee's balance account with DTC through its Deposit/Withdrawal at Custodian system). In the event that less than all of the shares of Non-Voting Common Stock represented by a certificate are Transferred pursuant to clauses (B), (C) or (D) of Section 3(c)(i) above, the Corporation shall promptly issue a new certificate registered in the name of the transferor Holder of Non-Voting Common Stock representing such remaining shares of Non-Voting Common Stock not subject to such Transfer.

(iii)       No Responsibility of the Corporation. In connection with any Transfer or conversion of any shares of Non-Voting Common Stock pursuant to or as permitted by Section 3(c)(i):

(A)       The Corporation shall be under no obligation to make any investigation of facts.

(B)      Except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of any such Transfer or the issuance of shares of Voting Common Stock in connection with any such conversion.

(iv)       Legend. Every certificate representing shares of Non-Voting Common Stock shall bear a legend on the face thereof providing as follows:

"THE SHARES OF NON-VOTING COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO PROVISIONS WITH RESPECT TO, INCLUDING RESTRICTIONS ON PERMITTED SALE, ASSIGNMENT OR OTHER TRANSFER SET FORTH IN ARTICLE III, PARAGRAPH A, SECTION 3(C)(I), AND ARTICLE X, OF THE CORPORATION'S ARTICLES OF INCORPORATION, INCLUDING A PROVISION PROVIDING FOR AUTOMATIC CONVERSION OF SHARES OF NON-VOTING COMMON STOCK INTO SHARES OF VOTING COMMON STOCK UPON CERTAIN SALES, ASSIGNMENTS OR OTHER TRANSFERS OF THE SHARES."

(v)        No Effect on Other Obligations. Nothing contained in this Section 3(c) shall be deemed to eliminate or otherwise modify any other requirements applicable to Transfers under these Articles of Incorporation or applicable law.

(vi)       Conversion Date. Effective immediately prior to the close of business on the Conversion Date, dividends shall no longer be declared on any such converted shares of Non-Voting Common Stock, and such shares of Non-Voting Common Stock shall represent only the right to receive shares of Voting Common Stock issuable upon conversion of such shares; provided, that Holders of Non-Voting Common Stock shall have the right to receive any declared and unpaid dividends as of the Conversion Date on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(vii)      Record Holder as of Conversion Date. The Person or Persons entitled to receive shares of Voting Common Stock issuable upon conversion of Non-Voting Common Stock on any applicable Conversion Date shall be treated for all purposes as the record Holder(s) of such shares of Voting Common Stock immediately upon Conversion in accordance with Section 3(c)(i).

(d)        Voting Rights.

(i)         General. The Holders of Non-Voting Common Stock shall be entitled to notice of and attendance at all shareholder meetings at which Holders of shares of Voting Common Stock shall be entitled to vote; provided, that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Holders of Non-Voting Common Stock shall not be entitled to vote on any matter presented to the shareholders of the Corporation for their action or consideration, including the election of directors of the Corporation.

(ii)        Protective Consent Rights. In addition to any approval rights that may be required by applicable law, the consent of the Holders of Non-Voting Common Stock representing a majority of the number of shares of Non-Voting Common Stock then issued and outstanding, given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (A) amend, alter or repeal (including by merger, consolidation or otherwise) any provision of these Articles of Incorporation that significantly and adversely affects the rights, preferences or terms of the Non-Voting Common Stock contained herein in a manner that is different from the effect of such amendment, alteration or repeal on the Voting Common Stock or (B) liquidate, dissolve or wind‐up the business and affairs of the Corporation.

(iii)       Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of shareholders of the Corporation, that requires a separate vote of the Holders of Non-Voting Common Stock voting as a Voting Group, may be adopted or taken by such Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so adopted or taken, are signed by Holders of Non-Voting Common Stock having not less than the minimum number of votes that would be required to adopt or take such action at a meeting at which all shares of Non-Voting Common Stock entitled to vote thereon were present and voted, and is delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

(e)        Subdivision; Stock Splits; Combinations. The Corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Non-Voting Common Stock into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Non-Voting Common Stock into a smaller number of shares.

(f)        Reclassification, Consolidation, Merger or Sale. In the event of any merger, consolidation, share exchange, reclassification or other similar transaction in which the shares of Voting Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, based upon the Converted Stock Equivalent Amount immediately prior to such transaction; provided that at the election of such Holder of Non-Voting Common Stock, any securities issued with respect to the Non-Voting Common Stock shall be non-voting securities under the resulting corporation's organizational documents and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the Holders of at least a majority of the Non-Voting Common Stock then outstanding) and take such actions necessary to ensure that Holders of the Non-Voting Common Stock shall retain securities with substantially the same privileges, limitations and relative rights as the Non-Voting Common Stock. Subject to the foregoing, in the event the Holders of Voting Common Stock are provided the right to convert or exchange Voting Common Stock for stock or securities, cash and/or any other property, then the Holders of the Non-Voting Common Stock shall be provided the same right based upon the Converted Stock Equivalent Amount immediately prior to such transaction. In the event that the Corporation offers to repurchase shares of Voting Common Stock from its shareholders generally, the Corporation shall offer to repurchase Non-Voting Common Stock pro rata based upon the Converted Stock Equivalent Amount of such Holders of Non-Voting Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Voting Common Stock, the Corporation shall provide the Holders of the Non-Voting Common Stock the right to participate based upon the Converted Stock Equivalent Amount immediately prior to such offering; provided that at the election of such Holder, any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Voting Common Stock.

(g)        Unissued or Reacquired Shares. Shares of Non-Voting Common Stock that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall, upon the taking of any action required by law, automatically revert to authorized but unissued shares of Non-Voting Common Stock.

(h)        Reservation of Voting Common Stock.

(i)         Sufficient Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Voting Common Stock or shares of Voting Common Stock acquired by the Corporation, solely for issuance upon the conversion of shares of Non-Voting Common Stock as provided in this Article III, Paragraph A, Section 3, free from any preemptive or other similar rights, such number of shares of Voting Common Stock as shall from time to time be issuable upon the conversion of all the shares of Non-Voting Common Stock then outstanding.

(ii)        Free and Clear Delivery. All shares of Voting Common Stock delivered upon conversion of the shares of Non-Voting Common Stock, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders thereof).

(iii)       Compliance with Law. Prior to the delivery of any Voting Common Stock that the Corporation shall be obligated to deliver upon conversion of the Non-Voting Common Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(i)         Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, registrar and paying agent, as applicable, for the Common Stock shall initially be the Corporation. The Corporation may appoint a successor Transfer Agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the Corporation shall send notice thereof to the Holders of Common Stock.

(j)         Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder's expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Holder's expense, upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the Corporation.

(k)        No Closing of Books; Cooperation. The Corporation shall not close its books against the Transfer of shares of Non-Voting Common Stock or of shares of Voting Common Stock issued or issuable upon conversion of Non-Voting Common Stock in any manner which interferes with the timely conversion of Non-Voting Common Stock. The Corporation shall assist and cooperate with any Holder of Non-Voting Common Stock required to make any governmental filings or obtain any governmental approval or non-objection prior to or in connection with any conversion of Non-Voting Common Stock hereunder (including, without limitation, making any governmental filings required to be made by the Corporation), but the Corporation shall not be obligated to reimburse any such Holder for expenses incurred in connection therewith.

(l)         Taxes.

(i)         Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Non-Voting Common Stock or Voting Common Stock issued on account of Non-Voting Common Stock pursuant hereto or certificates representing such shares; provided, that the Corporation shall not be required to pay any such tax that may be payable in respect of any Transfer involved in the issuance or delivery of shares in a name other than that in which the shares of Non-Voting Common Stock involved were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance or delivery unless and until it is satisfied that any such tax for which the Corporation is not responsible has been or will be paid.

(ii)        Withholding. All payments and distributions (or deemed distributions) on the shares of Non-Voting Common Stock (and on the shares of Voting Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders thereof.